Exhibit 99.1

AMCON Distributing Company Acquires Henry’s Foods, Inc.

OMAHA, Neb.--(BUSINESS WIRE)--December 8, 2022--AMCON Distributing Company (“AMCON” or “the Company”) (NYSE American: DIT), an Omaha, Nebraska-based Convenience Distributor is pleased to announce the acquisition of Henry’s Foods, Inc. (“Henry’s”), of Alexandria, Minnesota.

“We are honored that Brian Eidsvold and the Eidsvold family have chosen AMCON to continue the legacy and stewardship of their family held business that was established by Henry Eidsvold in 1929,” said Christopher H. Atayan, AMCON’s Chairman and Chief Executive Officer.” Mr. Atayan added, “We warmly welcome all the Henry’s associates, customers and vendors to the expanding AMCON Family of Brands.”

The Henry’s business and name will continue in the marketplace and the business will operate as a wholly-owned subsidiary of AMCON. Kellie Janssen will continue to lead the business in her role as President of Henry’s.

“Henry’s is the preeminent provider of high-quality foodservice to the convenience distribution industry and will add important new offerings and expertise that we can bring to our customer base,” said Andrew C. Plummer, AMCON’s President and Chief Operating Officer. Mr. Plummer added, “We also look forward to sharing the customer-centered suite of services that AMCON has developed to add value for Henry’s customers. Kellie Janssen’s unwavering commitment and dedication to customer service is a shared value between AMCON and Henry’s and is ultimately the foundation to build an exciting business for the future.”

“Our organization is excited about this transaction as together we will be able to add increased capabilities for Henry’s customers,” said Kellie Janssen, President of Henry’s. Ms. Janssen added, “We now have the enhanced facilities, capacity and geographic reach to serve our customers as they grow. AMCON shares our respect for a positive and collaborative work environment among colleagues which is another key element of our success. This made AMCON the ideal partner for the growth of our business.”

The transaction is expected to close in the Company’s second quarter of fiscal 2023, subject to customary closing conditions.

AMCON is a leading Convenience Distributor of consumer products, including beverages, candy, tobacco, groceries, foodservice, frozen and refrigerated foods, automotive supplies and health and beauty care products with distribution centers in Illinois, Missouri, Nebraska, North Dakota, South Dakota, Tennessee and West Virginia (operated by its Team Sledd, LLC subsidiary). AMCON, through its Healthy Edge Retail Group, also operates nineteen (19) health and natural product retail stores in the Midwest and Florida.

This news release contains forward-looking statements that are subject to risks and uncertainties and which reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. A number of factors could affect the future results of the Company and could cause those results to differ materially from those expressed in the Company's forward-looking statements including, without limitation, availability of sufficient cash resources to conduct its business and meet its capital expenditures needs and the other factors described under Item 1.A. of the Company’s Annual Report on Form 10-K. Moreover, past financial performance should not be considered a reliable indicator of future performance. Accordingly, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements.

Visit AMCON Distributing Company's web site at: www.amcon.com

Contacts

Christopher H. Atayan
AMCON Distributing Company
Ph 402-331-3727